For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer 908-541-8777

ENZON REPORTS 2009 RESULTS

--Sale of Specialty Pharmaceutical Business brings over $300 million in value--

BRIDGEWATER, NJ – February 17, 2010 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for 2009. For the three months ended December 31, 2009, Enzon reported a net loss of $0.2 million or breakeven per diluted share, as compared to a net loss of $0.5 million or $0.01 per diluted share for the fourth quarter of 2008. For the full year ended December 31, 2009, Enzon reported a net income of $1.1 million or $0.02 per diluted share, compared to a net loss of $2.7 million or $0.06 per diluted share for the full year ended December 31, 2008. The 2009 financial results were favorably impacted by the continued improvement in capital structure and improved gross margins associated with the consolidation of the manufacturing facilities. In 2008, the financial results were impacted by costs associated with the evaluation of strategic alternatives.

“We are very pleased that the value of our specialty pharmaceutical business was recognized as a strategic asset by a global pharmaceutical company,” said Jeffrey H. Buchalter, president and chief executive officer of the Company. “Enzon will now be exclusively focused on developing its current innovative pipeline for patients with cancer.”

2009 Highlights

•	The Company opened Phase II studies in colorectal and breast cancer for the novel PEG-SN38 compound; and
•	The Company completes the sale of its specialty pharmaceutical business in January 2010 for $300 million plus ongoing success milestones and royalties.

2010 Outlook and Goals

Going forward, Enzon will be focused on the advancement of its novel compounds. Enzon will continue to enroll patients in the PEG-SN38 Phase II studies for colorectal and breast cancer. The Company will also open a pediatric study evaluating PEG-SN38 in various pediatric cancers. Enzon will continue to advance and explore development opportunities for the LNA compounds, including the HIF-1 alpha and Survivin antagonists.

As the Company has sold its specialty business, those revenues and associated expenses will not be part of continuing operations. The responsibility for the next-generation Oncaspar and Adagen programs will be transferred to the purchaser. However, Enzon will continue to assist in the development of these programs under a defined services agreement. The agreement provides for a cost-plus relationship for the work performed on behalf of the new owner.

As previously announced, Enzon’s Board of Directors is evaluating options to return value from the sale of the specialty pharmaceutical business to shareholders.

Adjusted Financial Results

For the twelve months ended December 31, 2009, Enzon reported an adjusted net loss of $3.4 million or $0.08 per diluted share, as compared to an adjusted net loss of $4.6 million or $0.10 per diluted share for the full year ended December 31, 2008.

Revenues

The following table reflects the revenues generated by segment for each of the three-month and twelve-month periods ended December 31, 2009 and 2008.

	Three Months Ended (in millions)			Twelve Months Ended (in millions)
	December 31, 2009	December 31, 2008	% Change	December 31, 2009	December 31, 2008	% Change
Royalties	$13.0	$15.2	(15)	$54.1	$59.5	(9)
Products	28.2	28.3	-	116.5	113.8	2

Contract Manufacturing	3.0	4.9	(40)	14.0	23.6	(41)

Total Revenues	$44.2	$48.4	(9)	$184.6	$196.9	(6)

Royalties Segment

Revenues from the Company’s Royalties segment for the three months ended December 31, 2009 were $13.0 million, as compared to $15.2 million for the three months ended December 31, 2008. For the full year of 2009, royalties were $54.1 million as compared to $59.5 million in 2008. The Company received royalties from products utilizing its proprietary PEG technology; PEGINTRON, Macugen, CIMZIA. Royalties on PEGINTRON, marketed by Merck, to comprise the majority of the Company’s continuing royalty revenue.

Research and Development

The Company’s research and development expenses were $16.3 million for the three months ended December 31, 2009, as compared to $15.6 million for the three months ended December 31, 2008. During the quarter ended December 31, 2009, Enzon recorded a $2.0 million milestone for the commencement of preclinical studies for one of its LNA compounds. For the full year of 2009, R&D spending was $70.1 million as compared to $58.1 million in 2008. The increase was primarily due to the advancement of the next-generation Oncaspar and Adagen programs, as well as the initiation of Phase II studies for the PEG-SN38 compound. Enzon is making strategic investments in research and development to build an innovative oncology business through the continued development of its current portfolio. As previously stated, our 2010 R&D investments will be impacted by the transfer of responsibility of the next-generation Oncaspar and Adagen products to the purchaser of the specialty pharmaceutical business. Enzon will continue to assist in the development of these compounds under a defined services agreement Going forward, Enzon will be exclusively focused on developing its current innovative pipeline for patients with cancer.

Cash and Investments

Total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, were $199.7 million as of December 31, 2009, as compared to $206.9 million as of December 31, 2008. During 2009, the Company purchased $20.4 million of its convertible notes at a significant discount to par. In 2008, the Company purchased $76.9 million of its convertible notes, including $4.5 million of its 4 percent notes due in 2013. During December 2009, the Company also used $2.0 million of its cash to repurchase 193,184 shares of its common stock. At the end of January 2010, the Company received $300 million for the sale of its specialty pharmaceutical business.

Notes Payable

The sale of the specialty pharmaceutical business is deemed to be a fundamental change for the outstanding convertible notes. Therefore, the Company is required to purchase the outstanding notes at a price equal to 100% of the principal amount plus any accrued or unpaid interest. The repurchase period ends March 5, 2010. The fundamental change also triggers a change in the conversion rate for the notes. The conversion rate per $1,000 principal amount is changed from 104.712 to 116.535 shares for the period between January 29, 2010 and March 3, 2010. After March 3, 2010, the conversion rate goes back to 104.712.

Products Segment Revenue

Sales from the Products segment, comprised of Oncaspar®, DepoCyt®, Abelcet®, and Adagen®, were relatively unchanged at $28.2 million for the three months ended December 31, 2009, from $28.3 million for the three months ended December 31, 2008. For the twelve months ended December 31, 2009, product sales increased 2 percent to $116.5 million from $113.8 million for 2008. The Company completed the sale of the specialty pharmaceutical business which included the four marketed products and the manufacturing facility in Indianapolis, Indiana at the end of January 2010. The business was sold for $300 million in cash plus success milestones and royalties for future sales above a 2009 baseline.

Contract Manufacturing Segment Revenue

The Company’s revenues from its Contract Manufacturing segment decreased to $3.0 million for the three months ended December 31, 2009, as compared to $4.9 million in the corresponding period of the prior year. For the full year of 2009, contract manufacturing revenue decreased 41 percent to $14.0 million due to the early termination of a manufacturing contract. This segment is also part of the specialty pharmaceutical business sold in January 2010.

Cost of Product Sales and Contract Manufacturing

As a percent of sales, the full year cost of goods sold improved significantly from 44.9 percent in 2008 to 36.4 percent in 2009. This improvement is mainly attributable to efficiencies from the completion of our manufacturing consolidation. All of the cost of goods expense is associated with the specialty pharmaceutical business and will be the responsibility of the purchaser starting February 2010.

Selling, General and Administrative

Selling, general and administrative expenses decreased to $17.6 million for the three months ended December 31, 2009, as compared to $19.2 million for the three months ended December 31, 2008. For the full year of 2009, the Company incurred expenses of $63.8 million versus $71.3 million in 2008. In 2008, general and administrative expenses were impacted by $5.0 million in costs associated with the evaluation of strategic alternatives and improving our capital structure. In the fourth quarter of 2009, the Company incurred an expense of $1.9 million related to the sale of the specialty pharmaceutical business. Selling and marketing expenses were down 15 percent to $26.2 million in 2009, largely due to a more focused investment in the products, primarily Abelcet. As the selling, marketing, and medical affairs expenses are primarily related to the marketed products recently sold, these costs are not expected to continue after February 2010.

Other Income (Expense)

Net other (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported net other expense of approximately $1.8 million for the three months ended December 31, 2009 and $0.7 million for the same period ended in 2008. For the full year of 2009, net other expense was $2.2 million compared to $5.5 million in 2008. During 2009, the Company purchased $20.4 million of its convertible notes due in 2013 at a significant discount to par. This resulted in a gain of $4.5 million and a reduction in interest expense of $1.2 million in 2009. This decrease in interest expense was offset by the decrease in investment income. In 2008, the repurchase and repayment of $72.4 million of 4.5 percent notes due in 2008 and $4.5 million of the 4 percent notes due in 2013 resulted in a gain of $1.9 million.

Income Tax Benefit

During 2009 the Company recorded a net tax benefit of $2.3 million which includes a reimbursement related to certain unused research and alternative minimum tax credit carrybacks and a reduction of foreign taxes due to a transfer price adjustment.

Reconciliation of GAAP net income (loss) to adjusted net loss

The following table reconciles the Company's net income (loss) and net income (loss) per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net loss and adjusted net loss per diluted share for the twelve months ended December 31, 2009 and 2008:

	Twelve Months Ended 12/31/09 (In thousands, except per-share data)		Twelve Months Ended 12/31/08 (In thousands, except per-share data)
	Net income (loss)	Per diluted share(2)	Net loss	Per diluted share

GAAP net income (loss)	$1,068	$0.02	$(2,715)	$(0.06)
Net realized gain related to the repurchase of debt (1)	(4,501)		(1,895)

Adjusted net loss (3)	$(3,433)	$(0.08)	$(4,610)	$(0.10)

(1)	Adjusted financial results exclude gains related to the repurchase of the 4.5% and 4% notes at a discount to par (plus accrued interest), offset by a write-off of related deferred debt offering costs.
(2)

Computation of diluted GAAP earnings per share includes certain contingently issuable shares; no such adjustments are included in the computation of adjusted diluted loss per share. Per-share computation of individual reconciling items is not meaningful.

(3)

Adjusted net loss and adjusted net loss per diluted share, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net loss and adjusted net loss per share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast

Enzon will be hosting a conference call February 17 at 10:00 am ET. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(877) 561-2748
International Dial-In Number:	(720) 545-0044
Access Code:	Enzon

The call will also be available live audio webcast at http://investor.enzon.com/eventdetail.cfm?eventid=77621. Listeners should go to the website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live audio webcast, a replay will be available beginning approximately one hour after the event. Additionally, a telephonic rebroadcast will also be available following the call. The rebroadcast will begin on Wednesday, February 17, 2010 at approximately 12:00 pm Eastern Time (ET) and end on Wednesday, February 24, 2010 at approximately 12:00 pm Eastern Time (ET). It may be accessed using the following information:

Domestic Dial-In Number:	(800) 642-1687
International Dial-In Number:	(706) 645-9291

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of important medicines for patients with cancer and other life-threatening conditions. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should,” "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products and market acceptance of products developed by Enzon. A more detailed discussion of these and other factors that could affect results is contained in Enzon's filings with the U.S. Securities and Exchange Commission, including Enzon's most recent Annual Report on Form 10-K. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Operations

Three Months ended December 31, 2009 and 2008

(In thousands, except per-share amounts)

(Unaudited)

	December 31, 2009	December 31, 2008
Revenues:
Product sales, net	$28,217	$28,242
Royalties	13,003	15,232
Contract manufacturing	2,969	4,937
Total revenues	44,189	48,411
Costs and expenses:
Cost of product sales and contract manufacturing	10,159	13,684
Research and development	16,343	15,600
Selling, general and administrative	17,553	19,189
Amortization of acquired intangible assets	167	167
Restructuring charge	-	(275)
Total costs and expenses	44,222	48,365
Operating income	(33)	46
Other income (expense):
Investment income, net	1,045	1,400
Interest expense	(2,751)	(3,090)
Other, net	(50)	1,024
	(1,756)	(666)
Loss before income tax benefit	(1,789)	(620)
Income tax benefit	(1,610)	(154)
Net loss	$(179)	$(466)

Loss per common share – basic	$(0.00)	$(0.01)
Loss per common share – diluted	$(0.00)	$(0.01)
Weighted average shares – basic	45,394	44,608
Weighted average shares – diluted	45,394	44,608

Enzon Pharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Operations

Twelve Months ended December 31, 2009 and 2008

(In thousands, except per-share amounts)

(Unaudited)

	December 31, 2009	December 31, 2008
Revenues:
Product sales, net	$116,467	$113,789
Royalties	54,149	59,578
Contract manufacturing	14,006	23,571
Total revenues	184,622	196,938
Costs and expenses:
Cost of product sales and contract manufacturing	47,516	61,702
Research and development	70,126	58,089
Selling, general and administrative	63,750	71,310
Amortization of acquired intangible assets	667	667
Restructuring charge	1,610	2,117
Total costs and expenses	183,669	193,885
Operating income	953	3,053
Other income (expense):
Investment income, net	4,312	5,967
Interest expense	(11,514)	(12,681)
Other, net	5,008	1,250
	(2,194)	(5,464)
Loss before income tax provision	(1,241)	(2,411)
Income tax (benefit) provision	(2,309)	304
Net income (loss)	$1,068	$(2,715)

Earnings (loss) per common share – basic	$0.02	$(0.06)
Earnings (loss) per common share – diluted	$0.02	$(0.06)
Weighted average shares – basic	45,186	44,398
Weighted average shares – diluted	45,727	44,398

Enzon Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2009 and 2008

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008

Assets
Current assets:
Cash and short-term investments	$104,110	$144,184
Accounts receivable, net	15,698	11,692
Inventories	17,734	16,268
Other current assets	7,670	5,281
Total current assets	145,212	177,425
Property and equipment, net	39,237	44,585
Other assets:
Marketable securities	95,636	62,678
Amortizable intangible assets, net	49,801	60,654
Other assets	2,863	3,911
	148,300	127,243
Total assets	$332,749	$349,253

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$24,997	$33,144
Notes payable	-	2,950
Total current liabilities	24,997	36,094

Notes payable	250,050	267,550
Other liabilities	4,419	3,948
Total liabilities	279,466	307,592

Stockholders’ equity	53,283	41,661
Total liabilities and stockholders’ equity	$332,749	$349,253

Common shares outstanding	45,287	45,032